SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            02-17-06/10:00 am CT
                                                           Confirmation #4083288
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                                   SCOTTISH RE

                            Moderator: Scott Willkomm
                                February 17, 2006
                                   10:00 am CT


Operator:           Good morning. My name is (Paige) and I will be your
                    conference operator. At this time I would like to welcome everyone to the Scottish RE Fourth Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

                    After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press Star then the number 2. Thank you.

                    Mr. Willkomm, you may begin your conference.

Scott Willkomm:     Well thank you (Paige). Good morning everyone. Welcome to
                    the Scottish RE Group Limited Fourth Quarter 2005 conference call. We appreciate your taking the time to join us this morning and we look forward to presenting our results for the fourth quarter and the year ended December 31, 2005.

                    Last quarter I introduced Dean Miller who assumed the role of Chief Financial Officer with Scottish RE last August and I know many of you have had the

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                    opportunity to meet him over the past few months. I'd like to now turn over the call to Dean who will provide a summary of the financial highlights for the fourth quarter and 2005 financial year. Dean?

Dean Miller:        Thank you Scott, good morning everyone. Consistent with last quarter we'll take the earnings release as read and I'll focus my prepared remarks on the highlights of our financial results and business operations for the quarter. After concluding our prepared remarks we'll take your questions.

                    There will be a recording of this call available after 1:00 today running through March 3. Instructions on how to access the replay are included in your conference call invitation with today's earnings release. Also a replay of the call can be accessed on our web site, www.scottishre.com.

                    Before we begin the quarter overview please keep in mind that certain statements that we make are forward-looking statements within the meaning of the Federal Securities Law and management cautions that forward-looking statements are not guarantees. Actual results could differ materially from those expressed or implied.

                    I'd now like to begin with a summary of some of the more significant financial highlights for the quarter. Last evening Scottish RE reported net income available for ordinary shareholders of $58.5 million or $1.18 cents per diluted ordinary share for the quarter ended December 31, 2005, and $125.4 million or $2.64 per diluted ordinary share for the full year ended December 31, 2005.

                    Net operating earnings available for ordinary shareholders which excludes the impact of net realized gains or losses and the change of value of embedded derivatives was $50.8 million or $1.03 per diluted ordinary share for the


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                    quarter ended December 31, 2005 which compares favorably
                    with our guidance of 83 cents to $1.03 per share for the quarter.

                    Net operating earnings were $130.1 million or $2.74 cents per diluted ordinary share for the year ended December 31, 2005, which compares to our revised guidance for 2005 of $2.51 to $2.71 per diluted share provided in our Q3 2005 earnings call.

                    Our return on average shareholders equity excluding the impact of FAS 115, other comprehensive income and the embedded derivatives, increased from 10.90% in 2004 to 12.98% in 2005. Fully diluted book value per ordinary share also showed strong improvement increasing from $19.43 at the end of 2004 to $21.17 at the end of 2005.

                    On a quarter to quarter basis net premiums earned increased to $563.3 million in the fourth quarter of 2005 from $470.1 million in the third quarter principally due to the expected seasonal increases in renewal premiums. In our North American traditional solutions business, new business production for the year ended December 31, 2005 totaled $131 billion of face amount reinsured compared to an original plan of $100 billion to $110 billion.

                    Our international segment net premiums amounted to $21.6 million for the fourth quarter and for the full year net premiums were $119.1 million compared to $122.5 million for 2004.

                    The quarter to quarter comparison of our international premiums is skewed by several adjustments in both the third and fourth quarters. In the third quarter premiums were increased by approximately $13 million while the fourth quarter had certain adjustments which reduced premiums by approximately $6


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                    million. These were a result of the continued clean-up of
                    our legacy issues and a specific season reporting adjustment.

                    These premium adjustments were accompanied by similar adjustments to claims and acquisition costs resulting in a minor impact on our operating results for both quarters. We are confident that the legacy issues are now behind us in the international segment and we have fully remediated our Sarbanes-Oxley material weakness that management had disclosed at the end of 2004.

                    The consolidated benefits ratio was 73.1% for the fourth quarter, down from 75.8% for the third quarter. For the year the benefits ratio stood at 74.6%. Our benefits ratio for the North American segment declined from 77.3% in Q3 to 73.4% in Q4 reflecting favorable mortality.

                    Our reported acquisition ratio which is calculated as a percentage of operating revenues for the fourth quarter amounted to 17.8% and for the year equaled 18.4%. Included in our North American segment results is a reduction of acquisition costs of approximately $6.5 million related to the rebate of letter of credit costs as part of our XXX transaction that we completed in December.

                    Our operating expense ratio which is the ratio of operating expenses to operating revenues for the fourth quarter was 4.7% compared to 5.8% for the prior quarter. For the full year the operating expense ratio was 5% compared to 6.7% for 2004.

                    In dollar terms, operating expenses decreased $1.4 million or 4% in Q4 from the Q3 driven primarily by the reduction expenses attributable to professional fees associated with Sarbanes-Oxley and other professional fees. With the


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                    integration of ING now complete, we anticipate our expense ratio remaining below 5% in 2006.

                    Consolidated net investment income increased 8% in the fourth quarter 2005 over Q3 due to an increase in asset balances modestly offset by decrease in the effective yields. Invested assets increased $1.5 billion during Q4 as a result of the securitizations and structured financing transactions completed in December and the successful closing of a sizable financial solutions transaction that added $550 million in assets held on a modified co-insurance basis.

                    The average credit quality of the bond portfolio improved to AA- at Q4 from A+ reflecting the higher credit quality of the securitization assets in general as well as our continued caution in taking on credit risks while spreads remain tight.

                    Scottish RE completed an unprecedented number of important capital market transactions during the fourth quarter. I'll take a few minutes now to provide a brief summary of each of these transactions.

                    On December 21, 2005 we closed our second securitization of excess reserves arising from Regulation XXX offering $455 million of 30-year maturity securities through an IRA special purpose vehicle called (Orcme RE 2 PLC). Consistent with our first securitization, the securities have recourse only to (Orcme RE 2) and not to any other Scottish RE entity.

                    We were pleased to have completed the second securitization transaction within an abbreviated timeframe while adding enhancements that made the (Orcme RE 2) structure more capital and cost efficient. More importantly, the


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                    securitization provides certainty of funding for reserve
                    requirements for the covered block of business.

                    Also in December, the company completed two transactions that together provided approximately $2 billion in collateral to fund Regulation XXX reserve requirements that were assumed in connection with the acquisition of ING RE's individual life reinsurance business.

                    The first transaction is a 20-year collateral finance facility with HSBC Bank that provides approximately $1 billion of Regulation XXX support and an enhancement to the facility that was originally completed in 2004. The second transaction is a long term reinsurance facility with a third party, Bermuda Domicile Reinsurer, that provides up to $1 billion of Regulation XXX collateral support.

                    On December 23, 2005 we completed a public offering of 7,660,000 ordinary shares including 1,410,000 shares granted our underwriters to cover over allotments. The offering was priced at $24 per share. Together with this offering we entered into four equity sale agreements with two institutional purchasers for approximately 3,150,000 ordinary shares.

                    Under the terms of these agreements the forward purchasers agreed to pay the company $75 million in Q3 2006 and another $75 million in Q4 2006. We retained the right to receive a portion of each payment prior to these settlement dates and we will deliver the forward purchaser's shares based on the average market price of the ordinary shares subject to a floor price of $22.80 and a cap price of $28.80.

                    The use of this forward equity structure allows us to secure equity financing today for our anticipated 2006 capital needs without immediate EPS dilution.


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                    It also enabled us to lock in a minimum issue price while
                    retaining significant upside in the share price.

                    That completes my prepared remarks on the finance results of the company. I would now like to turn it over to Scott who will provide additional analysis of our business operations during the quarter. Scott?

Scott Willkomm:     Thanks Dean. I intend to keep my prepared remarks brief
                    today and I'll focus on the key points we believe are important when assessing the performance of the fourth quarter, the fiscal year, and the company's prospects for future growth.

                    Solid contributions were made to earnings by all business lines in the quarter with the largest driver represented by our North American traditional solutions business. This segment reported new business for the year of $131 billion of face amount reinsured, exceeding our plan of $100 billion to $110 billion and significantly out pacing the $64 billion we produced for all of 2004.

                    For the quarter we added $24.4 billion. And since the beginning of the year our total in-force portfolio at risk grew approximately 4.4% or approximately $43 billion net of lapses in claims. We continue to win approximately 40% of our quoting opportunities with losses almost exclusively due to price as we continue to adhere to our strategy of accepting business only when it falls within our acceptable risk and return parameters.

                    Mortality experience in the quarter was slightly favorable compared to our expectations on both the claims count basis as well as the average claim amounts basis.


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                    The financial solutions line is starting to see more
                    activity with the significant transaction closed in quarter four adding approximately $550 million in assets on a modified co-insurance basis. We have seen a significant increase in activity in this business line in the last quarter driven by the rise in interest rates. And as a result we are pursuing a number of additional attractive opportunities.

                    In our international business 2005 premium was approximately the same level as 2004 but down from Q3 '05 for the reasons mentioned by Dean earlier. However momentum is being built after repositioning the international strategy in 2005 to one focused on protection and annuity business in the UK and Irish markets supported by the regionalization of the segment through the establishment of branch structures in Asia and the Middle East.

                    Further protection wins in the UK were secured during the quarter and the pipeline of opportunities remains healthy with progress made against our goal to become a major reinsurer in the UK and Ireland.

                    As a result of this strong financial performance and contribution of reliable earnings from all business lines, we have significantly enhanced return to our shareholders increasing the company's return on average shareholder's equity for the year by 19% to 12.98% from 10.9 in 2004. This performance represents another important and demonstrable step towards our goal of delivering a 15% return to shareholders.

                    Let me spend a moment providing you with an update with respect to our reinsurance administration operations in North America and the integration of the ING business.


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                    Scottish RE began '05 with very clear objectives -- to fully integrate the ING reacquisition with our existing business, to administer the combined business with an enhanced version of the Sage administration system, and to migrate the administration operations to a single location.

                    Each of these objectives was met and we completed the migration from Charlotte to Denver of all of the company's North American traditional life administration and operations functions in the fourth quarter.

                    In addition the Denver operation relocated to new premises during the quarter and is supported by a technology infrastructure consistent with all units of the company. All of these projects were completed on time and within budget.

                    Finally, and I believe this is also worth noting given many of our Denver staff or former ING employees, a full cultural integration has been successfully completed. And while we maintain two locations in the U.S. we operate as one cohesive North American unit.

                    The combination of our sophisticated technology with the experienced complement of approximately 90 life reinsurance administration professionals has created a scalable administrative platform for our company. As we grow we fully expect administrative costs as a percentage of in-force to steadily decline from its already competitive levels.

                    Let me provide you a short update with respect to Sarbanes-Oxley or Sox. Scottish RE Sox compliance plan is in progress, on schedule, and should be completed at the end of February. At this time management is not aware of any material weaknesses although this is still subject to final management and E&Y testing.


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                    The total cost of Sox compliance for '05 was approximately
                    $7 million, a substantial portion of which related to work undertaken as a result of the purchase and integration of the ING block of business. Going forward, we expect the overall cost to significantly decrease given the non-recurring nature of these expenditures.

                    Dean mentioned the recent capital markets activities and the success over the last quarter dealing with the funding requirements related to Regulation XXX reserve requirements as well as the successful share offering and forward sale we used as an efficient means to manage our 2006 capital requirements.

                    With the securitization completed in December we have succeeded in locking in long term cost effective financing for approximately 40% of the XXX reserves associated with the ING block of business. And we did so within 12 months of purchase.

                    These transactions provide long term benefits to Scottish RE by securing reserve funding at a discount to the letter of credit rates agreed to with ING while simultaneously freeing encumbered capital. Additionally we believe the transactions demonstrate our ability to quickly integrate a lock block of acquired business and secure permanent funding.

                    In quarter four we established Scottish RE Capital Markets, Inc. which is a registered broker dealer to leverage off the experience and expertise we have gained through our own efforts to deal with reserve requirements related to business impacted by Reg XXX.

                    We believe Scottish RE Capital Markets can successfully assist our clients both large and small to effectively and efficiently access the capital markets to meet their reserving needs. By doing so we will develop stronger relationships


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                    with clients, enhance our underwriting and structuring
                    knowledge, and drive income from mortality risks while providing reserve relief.

                    Now let's look at our 2006 earnings guidance. On the revenue front we expect to earn for the full year 2006 total revenue in the range of $2.7 billion to $3.0 billion. That is driven by earned premium in the range of $2.1 billion to $2.3 billion, investment income in the range of $650 million to $700 million, and fee income of $12 million to $16 million.

                    Of that earned premium figure approximately $1.9 billion to $2.1 billion is expected to be generated by our North American operations and $140 million to $160 million is expected to be generated by our international team.

                    With respect to production assumptions we are assuming new business production of approximately $100 billion of face amount in North America. Regarding the claims ratio we expect our North American segment ratio to continue to be in the 73% to 75% range.

                    As we begin to write more financial solutions business in 2006 the benefits ratio will become less meaningful due to the financial solutions business being more investment income dominated rather than premium dominated.

                    Our acquisition cost ratio is expected to be in the range of 18% to 20% consistent with where 2005 finished. And as Dean mentioned operating expenses are expected to remain below 5%.

                    As we have indicated on recent conference calls, we expect that our effective tax rate would increase as the company matured and the block of business matured over time. We are now anticipating our effective tax rate for 2006 to be in the range of a 9% to 10% benefit of pre-tax operating earnings.


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                    In summary, the full year net operating earnings per share expected for '06 is in the range of $2.75 to $2.95 per share. Consistent with prior years, our earnings are seasonal and particularly impacted in 2006 by the expected timing of our financial solutions transaction and the development of our underlying book of business.

                    We expect our quarterly earnings to be as follows -- 16% to 18% in the first and second quarters of the year; 26% to 30% for the third quarter; and 34% to 42% for the fourth quarter. Finally we expect our return on average shareholders equity to increase to 13.5% in 2006.

                    Many important objectives were accomplished in 2005 and contributed to the sizable increases recorded in fully diluted book value per share and return on equity -- some of the most important metrics of long term success. Of particular importance was the completion of the ING integration and our demonstrated ability to efficiently enhance profitability, manage capital, and mitigate risk through direct access to the capital markets.

                    Combined with the continued execution of our business strategies across all segments of our business, these efforts leave us well positioned for future profitable growth. As a result I am optimistic about our prospects for 2006 and beyond.

                    We thank you for your continued support and interest in the company and this concludes our prepared remarks. At this point we will open up for your questions. Operator?

Operator:           At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. We'll pause


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                    for just a moment to compile the Q&A roster. Your first
                    question comes from Andrew Kligerman with UBS Securities.

Andrew Kligerman:   Thanks, morning. Two questions -- one around the deferred
                    acquisition cost ratio as a percent of revenues and then another on tax.

                    With the DAC where the first three quarters of this year you've guided for 20% to 22% of revenues to be amortized in any given quarter. Now it came in at 17.8% and you're guiding for 18% to 19% - 18% to 20%, something like that for next year. What has changed in your assumptions?

Scott Willkomm:     Well Andrew it's primarily a function of the ING block. And in the first two quarters we had several things going on. As you recall we acquired ING on December 31, 2004 and a couple of unusual things happened in the first half of the year.

                    One, we had the additional new business premium that was the spillover of the one-time effect that, you know, was going to trail off in the second half of the year. We had that coming through the first half.

                    Secondly, as we have talked about mostly on the second quarter earnings call and again a little bit on the third, we had some of what we call the acquisition accounting noise in which the allocation of new business between 2004 issue and 2005 issue skewed some of the geography between claims and acquisitions which, you know, made it hard to follow.

                    And then so we had that. And then the other - the key important thing to note is, you know, in the first two quarters and into the third quarter, you know, we were still relying on the appraisal and our pricing models from the acquisition


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                    and we were in the process of the integration and the
                    modeling of that business on our own internal models.

                    Those internal models were completed late in the third quarter. And as you know those models, you know, all part of the securitizations that have been looked at and sliced and diced. And so another key factor is we in our 2006 annual plan process using our own internal valuation models, we did a bottom up analysis of the 2006 plan by treaty for the ING block.

                    So you've got a lot of more information that we had around the block of the business and the ability to get underneath the mix of business from what we assumed in the acquisition for the actual and remove some of the acquisition related noise.

                    And so by the fourth quarter now you've got the new business that's the spillover from the first half of the year is gone, the acquisition accounting noise is behind us, and we've got the business not only modeled on a (P GAAP) basis but modeled for the 2006 plan.

                    And you add all that up, and as we sat back in the second quarter too, it's better to look at the acquisition ratio on a year to date basis because of some of the noise by quarter in the first year of such a significant acquisition. So the third quarter was, you know, even lower than the fourth quarter.

                    And in the fourth quarter again it's the first quarter which we've really got some of the noise behind us and it's a better indication of what the run rate will be going forward.

                    And so we sit here today and we've got much more confidence in our own models and the plan going forward. And so we're saying that 18% to 20% is


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                    our best estimate. It's consistent with where the year ended up for 2005, it's consistent with where our bottom up by treaty models for 2006 will be, and it reflects the mix of business that we're experiencing in the block.

Andrew Kligerman:   Okay and Dean, there is no more mortality now flowing
                    through the DAC line item as a result of revisions to the ING acquisition?

Dean Miller:        Are you referring to the acquisition kind of accounting
                    stuff that we had in the second and third quarter?

Andrew Kligerman:   Yeah, the pre-'94 accounting (unintelligible).

Dean Miller:        Yeah there was no impact at all on the fourth quarter
                    related to that. That last remaining true up of that estimate of the allocation between 2004 and '05 happened in the third quarter.

Andrew Kligerman:   Great and then just, you know, what I find interesting about this lower DAC amortization is it substantially picks up the return on that ING business. Should I just assume, I mean, are you very confident going forward now in this or would I
                    - is there a chance that this ratio could shift again in upcoming quarters?

Dean Miller:        Well as I said, I mean, that 18% to 20% is based on our
                    internal valuation models and our very detailed treaty by treaty models for the plan. Again as we said before, the second quarter, that was based off of the appraisals in our pricing and a lot of, you know, things coming through in the first two quarters of the big acquisition. So, you know, bottom line is we're much more comfortable on this estimate which makes sense.


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Andrew Kligerman:   Okay, and then just quickly on the tax rate. At the
                    beginning of the year through the first half you're guiding for an actual tax payout of 5%. Now I think I heard another year of benefit, 8% to 10% of your income as a benefit as opposed to an expense.

                    What has changed materially in the mix of business that you were expecting to provide further benefit? When do you think the corner will turn where you're going to pay a significant bill to the governments of the United States and to Ireland?

Dean Miller:        Well first of all I don't think the change is due to a mix of business change. Again, if you go back to the first quarter - well this time last year and then even in the first quarter when we were providing that guidance, again that was, you know, just a couple of months after the acquisition.

                    You know, it was a big transaction, significant tax implications. And what's changed is, you know, all of that has now been sorted out through, you know, the post acquisition structuring and analysis of all the legal entities and the tax position.

                    So, you know, again it's just part of the normal digesting of a major acquisition as opposed to anything around the actual business itself. And beginning in the second quarter
                    - well even prior to that we talked about as the company matures that tax benefit will start to come down and become more of an expense.

                    What we realized is as we did all of our modeling of the implications of the acquisition in the second quarter was that the turnaround from the benefits and the expense would actually happen a little slower than we initially anticipated.


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                    But you're right though -- it's ultimately given where our business resides will end up in a tax expense position over time.

                    And so we came in around just slightly over 14% effective tax rate for 2005. We're guiding towards the 9% to 10% for 2006. And in 2007 you'll see a similar if not even greater step change down, you know, to something more break even or into the expense.

                    And we're in the process now of, you know, now that we've got our models we're projecting those out. But as you said, it is a function of you can't have a tax benefit forever. And it's consistent with, you know, what our plans and models say. But 8% to 10% benefit.

                    And the other thing is because we book our tax benefit on an actual basis quarter to quarter which you don't get what typically you see in companies where there is a very stable profit stream on a pre-tax basis and a consistent tax. What we do is we peg to the actual tax based on the taxable profit and so it will tend to jump around a little bit quarter to quarter.

Andrew Kligerman:   Great, thanks a lot Dean.

Dean Miller:        Okay, thanks Andrew.

Operator:           Your next question comes from Al Capra with Oppenheimer &
                    Co.

Al Capra:           Good morning everybody. Just two questions related to
                    financial solutions types of business. You mentioned that one sizable transaction in the quarter. I was hoping you could just give us a little bit more color on some of the aspects of that deal.


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                    And then I think also Scott mentioned that you secured some protection wins in the quarter. Does that mean that, you know, that was included in this quarter's production or does that give you further confidence in the outlook for '06? Thanks.

Scott Willkomm:     I think Al the reference to protection wins in particular
                    was specific to our UK business. That really wouldn't have had any material impact in the fourth quarter, you know, around (unintelligible) at best.

                    But just like in the U.S. when we win a treaty in the UK we, you know, grow into the production effectively as the product is ultimately sold. So it will grade in over the course of the period of a year for example. Very, you know, identical in many respects to the treaty business we do in the U.S.

                    I think the key thing for us is, you know, the number of treaties we're beginning to win in that business gives us a lot of confidence in the direction that the international segment is headed.

                    With respect to the annuity deal we did in the quarter, it is, you know, sort of consistent with the other types of annuity types of transactions that we have done. I am sure there are some unique features to it that as is the case with all transactions that we see.

                    It is a (Modco) deal. We had been reluctant to take on (Modco) structures until the accounting around (Digby) 36 was solved. Obviously that was solved, you know, a couple of, you know, roughly I guess a year and a half to two years ago now. So now that there's certainty around the accounting we have formed a position on how we can accept those types of transactions.


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                    So I think that, you know, the key element about the
                    financial solutions as we've been saying for some time is that as interest rates started to move it would change the appetite of the customer to reinsure blocks of business that in a steady state environment are probably less compelling, you know, they're less compelled to reinsure.

                    And I think we will continue to see some nice opportunities appear over the course of this year both in the U.S. and in the UK markets on financial solutions annuity type transactions.

Al Capra:           Okay, I'll go back in the queue and let some others ask
                    questions. Thanks.

Scott Willkomm:     Okay.

Operator:           Your next question comes from John Nadel with Fox-Pitt
                    Kelton.

John Nadel:         Hey, good morning guys.

Scott Willkomm:     Morning.

John Nadel:         A couple of quick questions for you. Just on - in the
                    quarter can you just highlight were there any - I'm assuming there were. Can you highlight what the amount was of expense related to the secondary offering?

Dean Miller:        Well expenses related to capital offerings are charged
                    against the transaction so there would be a relatively diminimous amount flowing through the income statement John.
                    It's a little early ...

John Nadel:         Okay so it's against net proceeds.


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Dean Miller:        Yeah, similarly with securitization transactions there would be amortization of the transaction costs and I think that was about $1.7 million if I'm not mistaken on the collateral finance facilities expense. But that is part of the ongoing cost of doing that type of a transaction.

John Nadel:         Okay, and if we think about the total equity once the
                    forwards are covered in the second half of the year that you guys have raised now to cover '06 business, you know, and we think about that relative to your targeted new business of about $100 billion of face amount. How much cushion does the equity that you raised give you relative to that targeted
                    $100 billion?

Dean Miller:        Well the $100 billion in all candor is only one piece of the puzzle. We need to take - that's just the traditional business in the States. It doesn't take into account the financial solutions business as well as the activity in the UK. So the capital that we raised in the offering and in the forward is a pretty efficient piece of capital because it's supporting more than just that, you know, segment that you spoke about.

                    And I think as we've said on the road show, based on our organic new business growth objectives that equity clearly gets us through '06. It is a deleveraging transaction. It creates some incremental leverage capacity in our various debt buckets and gets us into '07 in a pretty nice fashion.

                    We, you know, as I think we also said on the road show, we do have our outstanding convert which is callable before the end of the year which we will be looking to address sometime during the course of this year as well. So you should expect to see us active at some point in time down the track here.

John Nadel:         Okay and then I guess the last question is were you guys
                    looking at the J.P. Morgan deal with protective, you know, and can you just discuss maybe any


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                    other significant competitors or changes in the competitive landscape other than (Wilton)?

Dean Miller:        We didn't see any other competitors in that potential
                    opportunity to the extent we actually were in it. I'm not sure that we're even allowed to talk about it.

John Nadel:         Okay, okay.

Dean Miller:        But ...

John Nadel:         And maybe just talk about the competitive landscape then.

Dean Miller:        Yeah I think that was what your real question was. We - not really. I mean, I think in many respects our cousins in the P&C side of the world who have life businesses are probably spending more of their resources on the renewal season for the non-life business and similarly a lot of their incremental capital.

                    We, you know, haven't seen anything, I mean, there's always talk of course. Anytime there's a good business opportunity there should be opportunities or talk about new entrants in the market. We have not seen any. (Wilton) has done a good job on a very targeted basis deploying capital. But short of that, you know, really nothing quite honestly. And we're always on the lookout as you might imagine.

John Nadel:         Okay, terrific. Thanks guys.

Dean Miller:        Thank you.

Operator:           Your next question comes from (Sam Hoffman) with Omega.


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(Sam Hoffman):      Good morning.

Scott Willkomm:     Good morning.

(Sam Hoffman):      Can you guys comment on how you intend to make up for the
                    loss of your tax benefit in 2007 in terms of return on equity and EPS? And also I think - were you talking earlier about the treatment - strategy to deal with the conversion of the (Haikus) and possibly refinancing them in some way?

Scott Willkomm:     No. (Sam) actually it's the straight convert.

(Sam Hoffman):      Okay.

Scott Willkomm:     Yeah, and as you may recall, when we issued the convert our original intent had been to just do a, you know, straight senior note offering. But being new to the fixed income markets we were a stronger equity story at the time than a debt story. And, you know, our anticipated approach would be to refinance that convert as, you know, traditional straight senior note or something comparable, non-equity dilutive oriented security.

                    The (Haikus) themselves are, you know, effectively, you know, they're a mandatory convertible. They will convert on the conversion date in another what, 20 months or so.

(Sam Hoffman):      Right.

Scott Willkomm:     So on the second portion, that's a very good question
                    actually. And, you know, if you roll back the clock about five years, one of the key elements of our, you know, tax benefit if you will or some of the benefits that we've achieved over the course of the past few years has in some respects been very


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                    helpful in offsetting our cost of capital inadequacies
                    relative to some of our larger competitors.

                    We are now as you can see very, very actively developing our capabilities around reducing cost of capital substantially. And we're only at the sort of leading edge of that effort. So in many respects the tax benefits in the past have somewhat offset our disadvantages from a capital - cost of capital perspective.

                    So one of the key reasons why we've spent so much time and effort on the securitization structured finance side is to gain that cost of capital improvement and similarly replace and even perhaps exceed the benefits the taxes bring in the short term.

                    So in addition our block of business is becoming, you know, larger and more mature. It's, you know, now as it's maturing it's ticking off a decent amount of incremental cash flow that we can reinvest in the business. And that isn't something we've had in the past where we were growing our book of business overall.

                    So we have a number of different dynamics coming to play in this. And we price our business so that it can absorb an effective tax rate as well, a positive rate in that case. So that's another important feature so we're not pricing the business based on short term tax benefits.

Dean Miller:        Yeah another smaller but still important contributor to this is the - we mentioned the operating expense ratios. If we look into '06, you know, we can maintain our absolute dollar amount of expenses flat while continuing to grow the top line and, you know, that's real contribution to the bottom line that, you know, will chip away at the tax benefit loss.


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(Sam Hoffman):      Are you comfortable given the conversion of the (Haikus) and the tax rate growing slowly that you can at least maintain where you are through 2007?

Scott Willkomm:     Yeah I think actually we'll see the ROE incrementally
                    improve as well. that's - when we did the (Haiku) offering we projected out where we thought we would be knowing full, you know, full on that would point to come in to the equity account at the date certain and how that would impact not only, you know, per share type numbers but also the return on equity perhaps even more important in some respects.

                    So that's something that we've - we knew about when we issued the bonds and something that we clearly have on the radar screen as we manage the growth of the business. So it's not as if it's going to sneak up on us and surprise us.

(Sam Hoffman):      Okay also can you comment on the objectives of the
                    securitization conference for Scottish RE and potential fee income that you might be deriving from that type of business going forward?

Scott Willkomm:     Well I won't comment on the latter since it's not an
                    important contributor at this stage of the game (Sam). I think it's something that we'll see how that evolves. But I think the - well the purpose of the conference is very simple. It's not an investor conference. It's a conference for our customers and we do these things all the time.

                    However securitization of life insurance assets and liabilities is a very, very hot topic in our industry today. And every company is interested in talking about it or virtually every company is very interested in talking about it and


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                    learning how it can improve their overall effectiveness in terms of purchasing reinsurance and capture some of the benefits.

                    So our objective is to highlight our expertise, showcase some of the, you know, folks on our team and the other teams that we work with at other firms to effect these types of transactions to in part, you know, educate our customers about the applications for them, the challenges that they might face in some respects in approaching these types of transactions.

                    And it is something consistent with what we do from a marketing and visibility standpoint. and the, you know, level of interest on the part of our customers, and we have folks not only in the U.S. but people in the UK and Japan interested as well, you know, is I think, you know, very important and demonstrative of the franchise that we're building.

Dean Miller:        And it's also a great way to facilitate dialog with clients that we either currently aren't doing business with or even our existing clients, it's getting access to different people within their organizations to talk about their business which is just good, sound marketing and business practice.

(Sam Hoffman):      Okay, and my last question is can you update us on the
                    actuarial reviews that you completed or others completed in conjunction with the securitizations and the extent to which they validate the mortality assumptions that you made when you acquired ING RE?

Scott Willkomm:     Well we probably, in order to securitize stuff the work has to be completed. And clearly we completed a lot of transactions in late December so that work was well done. It says exactly what we expected it to say in terms of the underlying mortality assumptions on the ING block. And it's been sort of, you


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                    know, looked up, down, left, and right by, you know, quite a few parties as you might imagine going into these transactions.

                    And, you know, it's what we expected and, you know, it should give you comfort. Certainly we were comfortable ourselves. But it would give you comfort and quite frankly in the context of a securitization it gives the bond holders and other participants in the transactions comfort that the underlying assumptions are as we expected.

Dean Miller:        And the other thing is the ability to model the business,
                    segregate it by the blocks for each of the securitizations or financing, have, you know, groups of external people come in and look at it. Not only does it validate as Scott said the assumptions that make you feel good about the business but it also says a lot about our administration systems and the ability to, you know, have the underlying, you know, data to feed the models in a robust fashion to facilitate these.

                    And it's probably, you know, what we're starting to see with a lot of the clients and others out there looking to securitize their own books of business. One of the biggest barriers is just getting your hands around the data in the right way. So it's again a nice validation of the platform we acquired from the ING acquisition.

(Sam Hoffman):      Okay, thanks.

Operator:           Your next question comes from Jeff Schuman with KBW.

Jeff Schuman:       Good morning. I was wondering if we could talk through a
                    little bit more some of the growth issues in perspectives.
                    And first let me be a retrospective question.


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                    I think you mentioned that your net North American in-force grew by I think it was 4.4% in '05. I was wondering what your perspective is on market growth. Do you think that was about the market growth last year or how do you think you sort of did from a market share perspective?

Scott Willkomm:     I think the market decreased Jeff. I think premium, I mean, the North American market is the screwiest market because we measure it in - with only half of the equation. We measure the volume side, you know, in terms of in-force but we don't measure the rate side. Everywhere else in the world we measure markets by premium which is the rate times volume concept.

                    So but I think on a premium basis the market probably grew around 3% to 5% so we would have been consistent with the market on a premium basis. On an in-force basis it probably decreased a little bit I would imagine. Because we I think as you will recall have observed in some respects some session rates having decreased a year ago and likely this year as well.

                    I think longer term we anticipate the session rate decrease will bottom out either in '06 or '07 not being, you know, fully, you know, sort of psychic about these things. But a lot of that bottoming out on an in-force basis will be driven by the - a number of things including the ability of the reinsurance market to deliver low cost capital to the direct companies.

                    How do you do that? Well most recently it's been through the banking market. But we're going to go into a credit slump before too long so I think the banking market may get a little bit tougher. But through markets like securitization markets where we've been able to reduce cost of funds on incremental transactions just within a short period of time, some of that benefit may find its way into the pricing equation for customers.


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                    We also would envision that -- and we've seen anecdotal
                    evidence of this -- as companies who are retaining more risk have, you know, some volatility in their mortality results, you know, they may reconsider whether retaining more risk is truly the appropriate way to manage that risk.

                    When historically, you know, they have not had to take that type of volatility through the income statement. Spreading it out to a panel of reinsurers may be a more thoughtful way of doing that assuming you can get the reinsurance at a reasonable cost. You know, a number of factors driving that change in the outlook.

Jeff Schuman:       Okay and I just want to be clear, I mean, as far as '05 I
                    guess I would not be surprised if the amount of business exceeded the client. I guess I would be surprised if total reinsurance in-force actually declined.

Scott Willkomm:     Well not in-force. I'm talking about annual session rates.
                    Sorry Jeff. I think you're right. When looking at the gross number, that's a different story. But if we look at just annual session rates, I think that's where my comments were oriented.

Jeff Schuman:       Okay and then if we look at your '06 numbers, you've talked
                    I think about gross new business of $100 billion. That would probably net to, I don't know, once again probably 4% or 5% growth in sort of total net face amount.

                    Your premium numbers, $1.9 billion to $2.1 billion in North America. If you hit the midpoint of that, that's probably like 10% premium growth. I mean, which metric is probably a better measure of your North American sort of mortality growth that would be at this point?


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Scott Willkomm:     Well I think quite frankly premium growth is really the
                    metric because that's the one that drives the income statement when you get right down to it. So, I mean, unfortunately our industry in the States has - yeah, you know, our industry has unfortunately tended towards just looking at in-force and not looking at the margin on the in-force or ...

Jeff Schuman:       Okay so we're still based in thinking that your North
                    American business - mortality business is still kind of a high single digit 10% kind of grower at this point?

Scott Willkomm:     Yeah and you've got to remember there are a few other
                    things. we have, you know, inevitably, you know, we do some incremental in-force transactions so you have a little - you have a few other little bits and pieces that enter into your premium calculation as well. So it's not a one-for-one correlation. But I think your conclusions are correct.

Jeff Schuman:       And given those growth rates, I mean, can we think of that part of your business as really being a provider of capital?

Scott Willkomm:     You may for all intents and purposes, it's awful close I
                    would have to say, awful close. Especially as we lay off the incremental statutory strains like the XXX and the like.

Jeff Schuman:       Okay and lastly the 140 to 160 international, that's a fair amount of growth compared to the recent run rate. How much of that is kind of baked in from current treaties and how much of that still would have to really go out and be sold at this point?

Scott Willkomm:     Not an excessive amount has to be sold. You know, you may
                    recall Dean's remarks during the opening comments here.
                    There was some depressing noise


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                    or reduction if you will, sort of - in Q3 we kind of grossed up premiums but we grossed up the benefit side or the other side of the income statement to a net, you know, nothing.

                    In this one as we were cleaning out the final, you know, noise and stuff it was a, you know, parallel shift on a decrease basis to right some of the wrongs of the past. So, you know, your run rate is probably more like 120 or so. The protection treaties that we're writing will in general be those that make up the difference. And you don't need, you know, a bundle of them to make up that difference.

Jeff Schuman:       Okay, thanks a lot.

Operator:           Your next question comes from (David Markle) with (Helda)
                    Capital.

(David Markle):     Hi, I wanted to ask you a question about competition. Are
                    you seeing (Wilton RE) around that much?

Scott Willkomm:     We see (Wilton) in - generally in acquired oriented
                    transactions. What we call acquired solutions, what the Swiss call Admin RE which is service market so we've got to be careful about that. Anyhow, in very specific transaction oriented activities for the most part a la the J.P.
                    Morgan/Chase deal that they did recently in the annuity and life redeal of, I don't know, like it's maybe six months ago or something like that.

                    That tends to be, you know, the extent of it. But then again that's kind of what their business plan is as we understand it.

(David Markle):     Okay, how is the business quality that (cedents) are
                    delivering to you now? Is it improving, disimproving, pretty similar?


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Scott Willkomm:     Improving relative to what?

(David Markle):     Let's say underwriting standards of say two years ago.

Scott Willkomm:     Well at the end of the day I think the, you know, we are
                    ultimately the filter in terms of what we choose to accept and how we choose to accept it and at what price. So and we differentiate by, you know, different attributes of each company. We do pre-underwriting audits so we know going in what our expectation should be around, you know, the underwriting of a particular company and we factor that into how we price and address their business.

                    So I think in general that which comes to us comes to us informed by those types of situations. I don't know if you want to add anything.

Dean Miller:        Again, you know, we, you know, this past year we did 35
                    underwriting audits which is, you know, up even from the previous year, very active in that. And we completed 22 administrative audits. So we keep a close watch on our business.

(David Markle):     Okay, as a follow-up, how many audits do you receive by
                    (cedents)?

Scott Willkomm:     Well we've been doing them since we started and I think in general they're quite well received. I mean, we - first of all we don't view them as onerous as audits although that's what they're called. We have a client facing auditing that goes in, does their audit work, we do, you know, a proper exit interview with the client. Sometimes clients benefit, sometimes we benefit. It tends to be diminimous at the end of the day.


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                    Most clients view it as something that they can use as they continue to have some retention so they're on the risk as well. And we have not - I can't say I've actually heard a single complaint. I don't think any of us have heard any complaints.

                    We schedule them well in advance, very professionally done, whether it be an underwriting or administrative audit. And our folks are well known in the industry. So that's actually a very good - it could be viewed more favorably than putting the nasty term audit around it.

(David Markle):     Very good. We are shareholders. My last question, what do
                    you see is your best opportunity or opportunities at the present to be deploying your capital into?

Scott Willkomm:     Well we're going to continue to maintain our, you know,
                    leadership position along with a few other competitors in the North American mortality business. That's very clear.
                    We'll be leveraging our securitization expertise not only to support that effort but also to perhaps expand some of the opportunities that might otherwise come to us.

                    We're investing in the UK and Irish markets as I think we've referred to in our prepared comments. We are getting some very nice traction thereafter, some meaningful investment of time and effort. We've recently opened up our branch office in Singapore to extend our existing Asian business. We see a lot of opportunities in those markets as well.

                    So you take all those together, leverage our Mortality Research Center which is recognized as expert in the analysis of underlying mortality data for insurers and reinsurers, and we have a fairly full dance card.


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(David Markle):     Very good, thanks.

Scott Willkomm:     Thank you.

Operator:           Your next question comes from Al Capra with Oppenheimer.

Al Capra:           Just to build on the last couple of rounds of questions, you know, if you look at the North American traditional business it seems to be one that, you know, you're used to a block and tackle effectively through the market and provide you with some fairly steady earnings.

                    But, you know, compared to that, how would you compare the returns on capital in terms of the opportunities you see either in the international market or in the financial solutions market? It seems to me that's where your growth might be, you know, the next couple of years.

Scott Willkomm:     I think that's right. I mean, if you just look at the growth in the primary market it's principally around the accumulation oriented products and you can almost look at any geographic market, any developed geographic market and see a similar type of answer.

                    In some markets geographically where we are relatively, you know, diminimous in terms of a factor, you know, such as the UK and Ireland, we're growing our presence in that market. So we have a very high rate of growth albeit off of a small base. But that is a - the UK is the second largest life reinsurance market in the world so we should be a significant player there --and we have a good ways to go.

                    I think you're right, you know, and we have continued to develop our capabilities around accumulation oriented products and similar for allied


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                    products. One needs to do that thoughtfully I think as you do in any business segment if you will. So we will see, you know, continued, you know, activity in the North American mortality business that's influenced in a unique way by some of the securitization activity.

                    We've been looking for some financial oriented financial solutions oriented activity for some time. We're beginning to see that in a nice way in both the UK and in the U.S. And then we have a lot of ground to cover in the international markets. Our competitors are, you know, deriving very, very meaningful portions of their overall profitability from overseas. And there's a lot of room to grow in those markets for us as well.

Al Capra:           Is it fair to say though that we could experience a mix
                    shift towards higher returning businesses over the next couple of years?

Scott Willkomm:     Well I think that, you know, that the best answer would be yes. I think that some of the businesses in some of the markets that we'll be going into would be generally regarded as higher returning. I think we're not going to necessarily go out on a limb in saying, you know, that the complete return complexion of the business is changing. I think the return complexion will change more in how we finance it than actually how it comes in necessarily.

                    But yeah, there are some differences as you know between the annuity business and what it comes in on, on what basis I should say it comes in at and a pure term business. Are there any more questions out there?

Al Capra:           Oh I just had one quick follow-up. Sorry, a button. But just as we look out into '06 your earnings growth is a little bit depressed due to some of the dilution surrounding the equity markets transaction you just finished. But, you know, as you look beyond that and you look at the global opportunities, do


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                    you consider yourself a, you know, 12% longer term growth
                    company, a 15% longer term growth company? Can you comment on that?

Scott Willkomm:     I'm not sure there's much difference between 12% and 15% but
                    I would put us in that range of growth.

Al Capra:           Not the 8% to 10% that some of the domestic players kind of view the market as?

Scott Willkomm:     Well just think about this, you know, if you just look at
                    the simple complexion. Just look at the international business. You know, the opportunities there for us on a delta basis are quite significant because we're starting from, you know, a really, really low base. It's a little bit tougher if you're, you know, already well ensconced in some of those markets so that's an example of why we would grow at a higher rate than some of our more mature friends.

                    Asia clearly, you know, we do a modest amount of business through the London market. We just put a lily pad in Singapore and are in the process of effectively rolling that into the market if you will. That has, you know, great potential even at the margin quite frankly.

                    So, you know, we're starting in a lot of markets from a small basis compared to many of our competitors who have been in some of the markets for much, much longer and have developed a pretty nice sized flow of business.

                    Couple that with some of the things in the capital efficiency side and the like and that would make a lot of sense to see us growing at a higher rate than some of the domestic companies and the more mature companies.


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Al Capra:           Okay that's very helpful, thanks Scott.

Operator:           Your next question comes from John Nadel with Fox-Pitt
                    Kelton.

John Nadel:         Hey guys, just two quick modeling questions for you. One is on the projection for net investment income. Just kind of looking back in my models, the $650 million to $700 million that you guys are suggesting for '06 is a pretty steep jump.
                    I'm assuming that a vast majority of that jump is based on the asset intensive business.

                    And so should we expect to see I guess a similar, maybe slightly lower but a similar rate of growth in interested credited?

Scott Willkomm:     Well John it's really two fold. It's - you're right, it's on the spread business which is asset intensive. We'll get growth there. And secondly the securitization activity, what that does - and one of the things that, you know, we will for sure need to do in '06 is give you more detailed information on the breakout.

                    But rather than have LOC fees come through as a line item of expense and acquisition, when we securitize we get the gross proceeds on the investment income, they go through that line item, and then you get the collateral facility expense. The net of those two is the effective cost of the financing. And because the invested income line has got everything else in it, it's hard to follow.

                    So and that's a big driver of that increase in addition to the spread business you mentioned. So we're going to think about how we can best present how to break out the financing on the XXX going forward.


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John Nadel:         Okay, all right, that's great, thank you.

Operator:           At this time there are no further questions.

Scott Willkomm:     Well we'd like to thank everyone for joining us today and we look forward to speaking with you over the next few weeks as you have individual questions. Thank you.

Operator:           Thank you. This concludes the Scottish RE Fourth Quarter
                    Earnings conference call. You may now disconnect.


                                       END